Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Funds Trust

We consent to the use of our report dated May 30, 2012, incorporated herein by reference, for ING Intermediate Bond Fund, a series of ING Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
May 30, 2013